Exhibit 107

Calculation of Filing Fee Tables

Form F-1

Siyata Mobile Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

						Proposed
	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered		Maximum Offering Price Per Share		Maximum Aggregate Offering	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Share, no par value per share	457(c)	5,594,616	(1)	$1.30	(2)	$7,273,000.80	0.00015310	$1,113.50	(3)

		Total Offering Amounts						$7,273,000.80	0.00015310	$1,113.50
		Total Fees Previously Paid
		Total Fee Offsets
		Net Fee Due								$1,113.50

1.	Represents approximately 5,384,616 Common Shares based on the closing price of our shares on The Nasdaq Market LLC (“Nasdaq”), on October 28, 2024 of $1.30 per share, together with the 210,000 Common Shares of the Siyata Mobile Inc. (the “Company”), convertible upon the exercise of the 210 Class C preferred Shares of the Company, also referred to as the Commitment Shares.

2.	Estimated solely for the purpose of calculating the registration fee, based on the average of the closing price of the Common Share on Nasdaq on October 28, 2024 ($1.30 per Common Share), in accordance with Rule 457(c) of the Securities Act.

3.	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.